EXHIBIT 3.4

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

FOREIGN CORPORATION INTO

A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is GelStat Corporation, a Delaware corporation, and the name of the corporation being merged into this surviving corporation is GelStat Corporation, a Minnesota corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is GelStat Corporation, a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation is 50,000,000 shares of common stock, par value $0.01.

SIXTH: The merger is to become effective on September 19, 2010

SEVENTH: The Agreement of Merger is on file at 3557 SW Corporate Parkway, Palm City, FL 34990, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 19th day of September, A.D., 2010.

By: /s/ Gerald Kieft

Authorized Officer

Name: Gerald Kieft

Print or Type

Title: President